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                                                                    Exhibit 15.3


                             Conyers Dill & Pearman


7 June, 2005


Ninetowns Digital World Trade Holdings Limited
Unit 2501
Worldwide House
19 Des Voexu Road Central
Hong Kong


Dear Sirs,

NINETOWNS DIGITAL WORLD TRADE HOLDINGS LIMITED

We hereby consent to the filing of this letter as an exhibit to the annual report on Form 20-F of Ninetowns Digital World Trade Holdings Limited with the U.S. Securities and Exchange Commission, and to the reference therein to our firm under the heading "Enforceability of civil liabilities" in the annual report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,


/s/ Conyers Dill & Pearman
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Conyers Dill & Pearman